EXHIBIT 99.1

Rudolph Purchases Selected Assets from Tamar Technology; Adds 3D Measurement Capability for Advanced Packaging Applications

Tamar’s unique and established technologies deliver critical process control metrology for flip-chip copper pillar bumping and other emerging applications

Flanders, New Jersey (April 29, 2013)—Rudolph Technologies, Inc. (NASDAQ: RTEC), a leading provider of process characterization, photolithography equipment and software for the semiconductor, FPD, LED and solar industries, announced today that it has purchased selected assets, including a strong patent portfolio, relating to metrology capability from Tamar Technology, Newbury Park, Calif. The addition of Tamar’s advanced metrology technologies to Rudolph’s existing inspection and metrology systems will allow the company to address the emerging need for fast, precise three-dimensional (3D) measurement capabilities in the rapidly-growing advanced packaging market sector.
Michael Jost, vice president and general manager of Rudolph’s Inspection Business Unit, noted, “The purchase of these assets adds new capabilities to our technology portfolio, which addresses an emerging need for 3D measurements to control copper pillar bumping in advanced packaging processes. Tamar’s unique technology is already well known and widely used. Integrating it into our NSX® and F30™ inspection and metrology platforms adds critical capability and value to an established and reliable tool set. Several customers brought this exclusive technology to our attention; and it was readily apparent that the acquisition of these assets would significantly enhance the breadth of our advanced packaging solutions. In addition, this purchase gives Rudolph a significant patent portfolio that we plan to fully leverage. The integration work is essentially complete and we expect to receive initial system orders in the coming months.”
David Grant, Tamar Technology’s president, commented, “We are pleased to be joining forces with an industry leader like Rudolph. Our technology is well recognized and already in use at a number of major manufacturers. This agreement with Rudolph integrates our technology into an advanced platform from a trusted supplier that meets our customers’ needs for throughput and process integration in high-volume production.”
Jost added, “This acquisition aligns fully with our declared strategy to leverage our front-end and back-end expertise in the burgeoning market for advanced packaging process control. Copper pillar bumping for flip-chips has been forecast to grow at a 35 percent CAGR from 2010 to 2018. While copper pillar bumping processes are the most significant immediate application, Tamar’s technology portfolio provides uniquely capable critical measurements required in several advanced packaging applications. For example, one application uses infrared light to measure TSV depth from the backside of the wafer, thus avoiding the limitations on via aspect ratio encountered by most frontside measurement approaches. We expect the addition of these unique and proprietary capabilities to positively influence both unit volume and margins while helping Rudolph to maintain our #1 market share position in this rapidly growing sector.”
Terms of the transaction were not disclosed. However, the Company noted that the asset purchase agreement includes an earn-out contingency that, if met, would bring the total transaction value to approximately $10 million. The company also noted that it expects the transaction to be accretive to earnings within the first 12 months.

About Tamar Technology
Tamar Technology, based in Newbury Park, California, is a precision metrology company specializing in systems for the semiconductor, hard disk drive and medical device industries. For more information on Tamar Technology, visit www.tamartechnology.com.
About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, advanced packaging lithography, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company’s expanding portfolio of equipment and software solutions is used in both the wafer processing and final manufacturing of ICs, and in adjacent markets such as FPD, LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s business momentum and future growth; the benefits to customers of Rudolph’s products; Rudolph’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Rudolph’s expectations regarding the company’s anticipated revenue as a result of the acquisition; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the company’s ability to leverage its resources to improve its position in its core markets; the businesses of Rudolph and Tamar may not be integrated successfully, which may result in the resultant business not operating as effectively and efficiently as expected or such integration may be more difficult, time-consuming or costly than expected; expected combination benefits from the acquisition may not be fully realized or realized within the expected time frame; revenues following the acquisition may be lower than expected; costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the consummation of the acquisition; or the businesses of the companies may suffer as a result of uncertainty surrounding the transaction. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:
Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com
Trade Press:

Amy Pauling
952.259.1794
amy.pauling@rudolphtech.com